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Exhibit 10.8

VECTOR ASSOCIATES LLC

        December 10, 2002

Dot Hill Systems Inc
6305 El Camino Real
Carlsbad, CA 92008

Attention:	Mr. Preston Romm Chief Financial Officer
Subject:	Lease Rate Escalation for 2003

        As agreed in the lease addendum dated October 9, 2001, the monthly lease rate is to be increased on January 1, 2003, by the amount of the CPI change for the Los Angeles/Orange/Riverside Index for Dec 2001 compared to Dec 2002 with a minimum of 3% and a maximum of 6%.

        It appears at this time that the minimum of 3% will exceed the CPI change, so we propose to use 3% change as the minimum to adjust the January 1, 2003 rent to the increased amount. The current rate is $36,960 month and when increased by 3% becomes $38,068 which would be the amount due with the January 1, 2003 check.

        We will check the 3% assumption when the CPI figures are available around the end of February, and could make a further adjustment then if indicated.

        In addition, we send our Best Wishes to you for a Merry Christmas and a Happy and Prosperous New Year.

Sincerely,

James E. Munroe Managing Member

1810 SOUTH BAY FRONT BALBOA ISLAND, CA 92662
PHONE 949 673-6497    FAX 979 673-4021    E-MAIL EARTHTOTED@AOL.COMJ

VECTOR ASSOCIATES LLC

        October 9, 2001

EXTENSION LEASE TERM AND OPTION ADDENDUM

        This addendum is to be attached to and made a part of that certain Lease (the Lease) dated June 9, 1993 between Vector Associates LLC, a limited liability company, as Landlord, and Artecon, Inc, now Dot Hill Systems Inc, a Delaware Corporation, as Tenant, covering the Property commonly known as 6305 El Camino Real, Carlsbad, California 92009 containing approximately 67,200 square feet (the "Property"). The terms used herein shall have he same definitions as set forth in the lease. The provisions of this rider shall supersede any inconsistent or conflicting provisions of the Lease.

EXTENSION OF LEASE TERM

        Landlord and Tenant hereby agree to extend the Lease Term for an additional term of two (2) years on the same terms and conditions as set forth in the lease but at an increased rent as set forth below:

January 1, 2002 to December 31, 2002	Thirty Six Thousand Nine Hundred Sixty and no/100ths Dollars ($ 36,960.00) per month.

        This monthly rate shall be increased on January 1, 2003 by the Consumer Price Index during the prior year. The increase will be calculated by the Los Angeles/Anaheim/Riverside Index (urban consumers/1967=100) with a minimum of three percent (3%) and a maximum of six percent (6%) increase in the rate.

        At any time during the second year of the lease, tenant may shorten any remaining portion of the lease by providing six months notice. Landlord or its agents shall have the opportunity to enter at reasonable times to show and inspect the property as provided in the Lease.

        Landlord hereby grants to Tenant two consecutive options each to extend the Lease for an additional term of one (1) year, the first from December 31, 2003 with the monthly rate for each year to be increased on the first day of the year by the Consumer Price Index during the prior year. The increases will be calculated by using the Los Angeles/Anaheim/Riverside Index (all urban consumers /1967=100) with a minimum of three (3%) and a maximum of six per cent (6%) increase in the rate. Options shall be exercised by written notice delivered to Landlord at least six months before expiration of the Lease Term.

ACCEPTED AND AGREED:

Landlord:

By:	/s/ JAMES E. MUNROE	10/9/01

	James E. Munroe, Managing Member	Date
By:	/s/ PRESTON ROMM	10/15/01

	Preston Romm, Dot Hill Systems	Date

1810 SOUTH BAY FRONT    •    BALBOA ISLAND, CA 92662
PHONE 949 673 6497    •    FAX 949 673 4821

[LOGO]	OPTION TO EXTEND TERM LEASE RIDER CB COMMERCIAL REAL ESTATE GROUP, INC. BROKERAGE AND MANAGEMENT LICENSED REAL ESTATE BROKERS

        This Rider is attached to and made part of that certain Lease (the "Lease") dated July 9, 1993 between Vector Associates, a California Limited Partnership, as Landlord, and Artecon, Inc., a California Corporation, as Tenant, covering the Property commonly known as 6305 El Camino Real, Carlsbad, California 92009 containing approximately 67,000 square feet (the "Property"). The terms used herein shall have the same definitions as set forth in the Lease. The provisions of this Rider shall supersede any inconsistent or conflicting provisions of the Lease.

A.    Option(s) to Extend Term = January 1, 2000 through December 31, 2001.

  1.
  Grant of Option.

        Landlord hereby grants to Tenant one (1) option(s)(the "Option(s)") to extend the Lease Term for additional term(s) of two (2) years each (the "Extension(s)"), on the same terms and conditions as set forth in the Lease, but at an increased rent as set forth below. Each Option shall be exercised only by written notice delivered to Landlord at least one hundred eighty (180) days before the expiration of the Lease Term or the preceding Extension of the Lease Term, respectively. If Tenant fails to deliver Landlord written notice of exercise of an Option within the prescribed time period, such Option and any succeeding Options shall lapse, and there shall be no further right to extend the Lease Term. Each Option shall be exercisable by Tenant on the express conditions that (a) at the time of the exercise, and at all times prior to the commencement of such Extension, Tenant shall not be in default under any of the provisions of the Lease and (b) Tenant has not been ten (10) or more days late in the payment of rent more than a total of three (3) times during the Lease Term and all preceding Extensions.

  2.
  Personal Options.

        The Option(s) are personal to the Tenant named in Section 1.03 of the Lease or any Tenant's Affiliate described in Section 9.02 of the Lease. If Tenant subleases any portion of the Property or assigns or otherwise transfers any Interest under the Lease to an entity other than a Tenant Affiliate prior to the exercise of an Option (whether with or without Landlord's consent), such Option and any succeeding Options shall lapse. If Tenant subleases any portion of the Property or assigns or otherwise transfers any interest of Tenant under the Lease to an entity other than a Tenant Affiliate after the exercise of an Option but prior to the commencement of the respective Extension (whether with or without Landlord's consent), such Option and any succeeding Options shall lapse and the Lease Term shall expire as if such Option were not exercised. If Tenant subleases any portion of the Property or assigns or otherwise transfers any interest of Tenant under the Lease in accordance with Article 9 of the Lease after the exercise of an Option and after the commencement of the Extension related to such Option, then the term of the Lease shall expire upon the expiration of the Extension during which such sublease or transfer occurred and only the succeeding Options shall lapse.

B.    Calculation of Rent.

        The Base Rent during the Extension(s) shall be determined by one or a combination of the following methods (INDICATE METHOD UPON EXECUTION OF THE LEASE):

☒	1.	Cost of Living Adjustment (Section B.1, below) Rental Adjustment Date(s): The first day of the 1st and 13th month(s) of the one (1) and only Option to Extend the Lease Term.

☐	2.	Fair Rental Value Adjustment (Section B.2, below) as determined by appraiser ☐ or broker ☐. Rental Adjustment Date(s): The first day of the month(s) of the Extension(s) of the Lease Term.
☐	3.	Fixed Adjustment The Base Rent shall be increased to the following amounts (the "Adjusted Base Rent(s)") on the dates (the "Rental Adjustment Date(s)") set forth below;
		Rental Adjustment Date(s)	Adjusted Base Rent(s)
			$

			$

			$

			$

  1.
  Cost of Living Adjustment.

        The Base Rent shall be increased on the dates specified in Section B.1, above (the "Rental Adjustment Date(s)") by reference to the Index* defined in Section 3.02 of the Lease or the substitute index described in Paragraph 3.02(b) of the Lease, as follows: The Base Rent in effect immediately prior to the applicable Rental Adjustment Date (the "Comparison Base Rent") shall be increased by the percentage that the Index has increased from the month in which the payment of the Comparison Base Rent commenced through the month in which the applicable Rental Adjustment Data occurs. In no event shall the Base Rent be reduced by reason of such compulation.

*
This monthly rental rate shall be increased on January 1, 2000 and January 1, 2001 by the Consumer Price Index during the prior year. The increase will be calculated by the Los Angeles/Anaheim/Riverside Index (all urban consumers/1967=100) with a minimum of three percent (3%) increase and a maximum of six percent (6%) increase in rental rates.

© 1988	Southern California Chapter of the Society of Industrial and Office Realtors,® Inc.	[LOGO]	Initials

[STAMP]

EXTENSION OF LEASE TERM ADDENDUM

        This Addendum is attached to and made part of that certain Lease (the "Lease") dated July 9, 1993 between Vector Associates, a California Limited Partnership, as Landlord, and Artecon, Inc., a California Corporation, as Tenant, covering the Property commonly known as 6305 El Camino Real, Carlsbad, California 92009 containing approximately 67,200 square feet (the "Property"). The terms used herein shall have the same definitions as set forth in the Lease. The provisions of this Rider shall supersede any inconsistent or conflicting provisions of the Lease.

EXTENSION OF LEASE TERM:

        Landlord and Tenant hereby agree to extend the Lease Term for an additional term of three (3) years on the same terms and conditions as set forth in the Lease, but at an increased rent as set forth below:

January 1, 1997 / December 31, 1997	Thirty Thousand Two Hundred Fifty and no/100ths Dollars ($30,250.00) per month.

        This monthly rental rate shall be increased on January 1, 1998 and January 1, 1999 by the Consumer Price Index during the prior year. The increase will be calculated by the Los Angeles/Anaheim/Riverside Index (all urban consumers/1967=100) with a minimum of three percent (3%) increase and a maximum of four percent (4%) increase in rental rate.

ACCEPTED AND AGREED:
LANDLORD
By:	/s/ JAMES E. MUNROE	3/14/96

	James E. "Ted" Munroe, General Partner	Date
TENANT:
By:	/s/ JL LAMBERT	3/21/96

	James L. Lambert, President	Date

EXTENSION OF LEASE TERM ADDENDUM

        This Addendum is attached to and made part of that certain Lease (the "Lease") dated July 9, 1993 between Vector Associates, a California Limited Partnership, as Landlord, and Artecon, Inc., a California Corporation, as Tenant, covering the Property commonly known as 6305 El Camino Real, Carlsbad, California 92009 containing approximately 67,200 square feet (the "Property"). The terms used herein shall have the same definitions as set forth in the Lease. The provisions of this Rider shall supersede any inconsistent or conflicting provisions of the Lease.

EXTENSION OF LEASE TERM:

        Landlord and Tenant hereby agree to extend the Lease Term for an additional term of three (3) years on the same terms and conditions as set forth in the Lease, but at an increased rent as set forth below:

January 1, 1997 — December 31, 1997:	Thirty Thousand Two Hundred fifty and no/100ths Dollars ($30,250.00) per month.

        This monthly rental rate shall be increased on January 1, 1998 and January 1, 1999 by the Consumer Price Index during the prior year. The increase will be calculated by the Los Angeles/Anaheim/Riverside Index (all urban consumers/1967=100) with a minimum of three percent (3%) increase and a maximum of four percent (4%) increase in rental rate.

ACCEPTED AND AGREED:
LANDLORD:
By:	/s/ JAMES E. MUNROE	3/14/96

	James E. "Ted" Munroe, General Partner	Date
TENANT:
By:

	James L. Lambert, President	Date

EXTENSION OF LEASE TERM ADDENDUM

        This Addendum is attached to and made part of that certain Lease (the Lease) dated July 9, 1993 between Vector Associates, a California Limited Partnership, as Landlord, and Artecon, Inc., a California Corporation, as Tenant, covering the Property commonly known as 6305 El Camino Real, Carlsbad, California 92009 containing approximately 67,200 square feet (the "Property"). The terms used herein shall have the same definitions as set forth in the Lease. The provisions of this Rider shall supersede any inconsistent or conflicting provisions of the Lease.

EXTENSION OF LEASE TERM:

        Landlord and Tenant hereby agree to extend the Lease Term for an additional term of two (2) years on the same terms and conditions as set forth in the Lease, but at an increased rent as set forth below:

January 1, 1999 to December 31, 1999:	Thirty Two Thousand Twenty-Nine and no/100ths Dollars ($30,029.00) per month.

        This monthly rental rate shall be increased on January 1, 2000 and January 1, 2001 by the Consumer Price Index during the prior year. The increase will be calculated by the Los Angeles/Anaheim/Riverside Index (all urban consumers/1967=100) with a minimum of three percent (3%) increase and a maximum of six percent (6%) increase in rental rate.

ACCEPTED AND AGREED:
LANDLORD:
By:	/s/ JAMES E. MUNROE	5/27/99

	James E. "Ted" Munroe, Managing Member	Date
TENANT:
By:	/s/ JAMES L. LAMBERT	6/2/99

	James L. Lambert, President	Date

VECTOR ASSOCIATES	1810 south Bay Front Balboa Island, CA 92662	Phone: 949-673-6497 FAX: 714 673-4021 email: EarthtoTed@AOL.com

Wednesday May 26, 1999

Artecon, Inc.
6305 El Camino Real
Carlsbad, CA 92009

Attention: Mr. James L. Lambert, President

Subject: Lease Extension

        Enclosed are two copies of the "Extension of Lease Term Adjustment" that you can use to extend your current lease by two years in accordance with the option that is available to you.

        Please return one copy of this document signed where indicated at your earliest convenience. Thank you very much in advance.

  Best regards

  /s/  TED MUNROE

  James E. Munroe

Lease:        6305 El Camino Real
                  CARLSBAD CA 92009-1606
(Vector Associates)

[LOGO]

January 8, 1998

Mr. Ted Munroe, General Partner
Vector Associates
1810 South Bayfront
Balboa Island, CA 92662

Dear Mr. Munroe:

        As you may know, Artecon, Inc. ("Artecon") has entered into an Agreement and Plan of Merger and Reorganization dated December 22, 1997 (the "Merger Agreement") among Artecon, Storage Dimensions, Inc. ("SDI") and Storage Acquisition Corp., a wholly owned subsidiary of SDI ("Sub"), pursuant to which SDI will purchase all of the outstanding shares of capital stock of Artecon and Sub will be merged with and into Artecon, with Artecon becoming a wholly owned subsidiary of SDI (the "Merger"). Under the Merger Agreement, SDI will acquire all of the outstanding capital stock of Artecon, however, the shareholders of Artecon will beneficially hold a majority of the outstanding capital stock of SDI upon consummation of the Merger.

        Section 9.01 of the Lease Agreement dated July 9, 1993, as amended, between Vector Associates and Artecon may require that Artecon obtain your consent to the Merger. As such, please sign and date the acknowledgment below to indicate your consent to the foregoing referenced Merger and return a copy of the executed letter to us as soon as possible.

        Should you have any questions with respect to the foregoing, please call Tesfaye Hailemichael at (760) 431-4405.

Sincerely yours,

/s/  JAMES LAMBERT

James Lambert, President &
Chief Executive Officer

ACKNOWLEDGMENT AND CONSENT:

VECTOR ASSOCIATES

By:	/s/ JAMES E. MUNROE
Name:
	Title:	General Partner

Dated: 1/28, 1998

• • • • • •

P.O. Box 9000
6305 El Camino Real
Carlsbad, CA 92009-1606
Tel (760) 931-5500 * Fax (760) 931-5527
E-mail: info@artecon.com * http://www.artecon.com

A Member of The Nordic Group of Companies

ARTICLE ONE: BASIC TERMS

        This Article One contains the Basic Terms of this Lease between the Landlord and Tenant named below. Other Articles, Sections and Paragraphs of the Lease referred to in this Article One explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.

        Section 1.01.    Date of Lease:    July 9, 1993

        Section 1.02.    Landlord (include legal entity):    VECTOR ASSOCIATES, a California Limited Partnership

Address of Landlord: Mr. Ted Munroe, VECTOR ASSOCIATES, 1810 South Bayfront, Balhoe Island, CA 92662

        Section 1.03.    Tenant (include legal entity):    ARTECON, INC., a California corporation

Address of Tenant: 2460 Impala Drive, Carlsbad, CA 92008-7236

        Section 1.04.    Property:    (include street address, approximate square footage and description) 6305 El Camino Real, Carlsbad, CA 92009 Containing approximately 67,200 square feet.

        Section 1.05.    Lease Term:    three (3) years zero (0) months beginning on January 1, 1994 or such other date as is specified in this Lease, and ending on December 31, 1996

        Section 1.06.    Permitted Uses:    (See Article Five) General office, manufacturing, assembly, warehousing and all other legally permitted uses.

        Section 1.07.    Tenant's Guarantor:    (If none, so state) ARTECON, INC.

        Section 1.08.    Brokers:  (See Article Fourteen) (If none, so state)

        Landlord's Broker: CB Commercial Real Estate Group, Inc.

        Tenant's Broker: None

        Section 1.09.    Commission Payable to Landlord's Broker:  (See Article Fourteen) $    As per written Agreement

        Section 1.10.    Initial Security Deposit:  (See Section 3.03) $23,500.00

        Section 1.11.    Vehicle Parking Spaces Allocated to Tenant:  Approximately one hundred sixty three (163)

        Section 1.12.    Rent and Other Charges Payable by Tenant:

          (a)  BASE RENT: Twenty Three Thousand Five Hundred and NO/100ths Dollars ($23,500.00) per month, for the first twelve (12) months, as provided in Section 3.01, and shall be increased on the first day of the 13th & 25th month(s) after the Commencement Date, such that the Base Rent year two (2) rent shall be Twenty Six Thousand Nine Hundred and No/100ths ($26,900.00) Dollars per month and Year three (3) rent shall be Thirty Thousand Two Hundred Fifty and No/100ths ($30,250.00) Dollars per month.

          (b)  OTHER PERIODIC PAYMENTS: (i) Real Property Taxes (See Section 4.02);(ii) Utilities (See Section 4.03); (iii) Insurance Premiums (See Section 4.04); (iv) Impounds for insurance Premiums and Property Taxes(See Section 4.07); (v) Maintenance, Repairs and Alterations (See Article Six).

        Section 1.13.    Landlord's Share of Profit on Assignment or Sublease:  (See Section 9.05) zero (0) percent (-0-%) of the Profit (the "Landlord's Share").

        Section 1.14.    Riders:  The following Riders are attached to and made a part of this Lease: (If none, so state)

            1.)  Exhibit "A" Premises

            2.)  Addendum

            3.)  Right of First Offer Lease Rider

            4.)  Option to Extend Term Lease Rider

            5.)  Floor Plan

ARTICLE TWO: LEASE TERM

        Section 2.01. Lease of Property For Lease Term. Landlord leases the Property to Tenant and Tenant leases the Property from Landlord for the Lease Term. The Lease Term is for the period stated in Section 1.05 above and shall begin and end on the dates specified in Section 1.05 above, unless the beginning or end of the Lease Term is changed under any provision of this Lease. The "Commencement Date" shall be the date specified in Section 1.05 above for the beginning of the Lease Term, unless advanced or delayed under any provision of this Lease.

        Section 2.02.    Delay in Commencement.    Landlord shall not be liable to Tenant if Landlord does not deliver possession of the Property to Tenant on the Commencement Date. Landlord's non-delivery of the Property to Tenant on that date shall not affect this Lease or the obligations of Tenant under this Lease except that the Commencement Date shall be delayed until Landlord delivers possession of the Property to Tenant end the Lease Term shall be extended for a period equal to the delay in delivery of possession of the Property to Tenant, plus the number of days necessary to and the Lease Term on the last day of a month. If Landlord does not deliver possession of the Property to Tenant within fifteen (15) days after the March 16, 1994 Commencement Date, Tenant may elect to cancel this Lease by giving written notice to Landlord within ten (10) days after the fifteen (15) day period ends. If Tenant gives such notice, the Lease shall be cancelled and neither Landlord nor Tenant shall have any further obligations to the other. If delivery of possession of the Property to Tenant is delayed, Landlord and Tenant shall, upon such delivery, execute an amendment to this Lease setting forth the actual Commencement Date and expiration date of the Lease. Failure to execute such amendment shall not affect the actual Commencement Date and expiration date of the Lease.

        Section 2.03.    Early Occupancy.    If Tenant occupies the Property prior to the Commencement Date, Tenant's occupancy of the Property shall be subject to all of the provisions of this Lease. Early occupancy of the Property shall not advance the expiration date of this Lease. Tenant shall pay Base Rent and all other charges specified in this Lease for the early occupancy period.

        Section 2.04.    Holding Over.    Tenant shall vacate the Property upon the expiration or earlier termination of this Lease. Tenant shall reimburse Landlord for and indemnify Landlord against all damages which Landlord incurs from Tenant's delay in vacating the Property. If Tenant does not vacate the Property upon the expiration or earlier termination of the Lease and Landlord thereafter accepts rent from Tenant, Tenant's occupancy of the Property shall be a "month-to-month" tenancy, subject to all of the terms of this Lease applicable to a month-to-month tenancy, except that the Base Rent then in effect shall be increased by ten percent (10%).

ARTICLE THREE: BASE RENT

        Section 3.01.    Time and Manner of Payment.    Upon execution of this Lease, Tenant shall pay Landlord the Base Rent in the amount stated in Paragraph 1.12(a) above for the first month of the Lease Term. On the first day of the second month of the Lease Term and each month thereafter, Tenant shall pay Landlord the Base Rent, in advance, without offset, deduction or prior demand. The

Base Rent shall be payable at Landlord's address or at such other place as Landlord may designate in writing.

        Will possibly be used during Option Period only. Section 3.02. Cost of Living Increases. The Base Rent shall be increased on each date (the "Rental Adjustment Date") stated in Paragraph 1.12(a) above in accordance with the increase in the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for All Urban Consumers (all items for the geographical Statistical Area in which the Property is located on the basis of 1982-1984 = 100)(the "Index") as follows:

          (a)  The Base Rent (the "Comparison Base Rent") in effect immediately before each Rental Adjustment Date shall be increased by the percentage that the Index has increased from the date (the "Comparison Date") on which payment of the Comparison Base Rent began through the month in which the applicable Rental Adjustment Date occurs. The Base Rent shall not be reduced by reason of such computation. Landlord shall notify Tenant of each increase by a written statement which shall include the Index for the applicable Comparison Date, the Index for the applicable Rental Adjustment Date, the percentage increase between those two Indices, and the new Base Rent. Any increase in the Base Rent provided for in this Section 3.02 shall be subject to any minimum or maximum increase, if provided for in Paragraph 1.12(a).

          (b)  Tenant shall pay the new Base Rent from the applicable Rental Adjustment Date until the next Rental Adjustment Date. Landlord's notice may be given after the applicable Rental Adjustment Date of the increase, and Tenant shall pay Landlord the accrued rental adjustment for the months elapsed between the effective date of the increase and Landlord's notice of such increase within ten (10) days after Landlord's notice. If the format or components of the Index are materially changed after the Commencement Date, Landlord shall substitute an Index which is published by the Bureau of Labor Statistics or similar agency and which is most nearly equivalent to the Index in effect on the Commencement Date. The substitute Index shall be used to calculate the increase in the Base Rent unless Tenant objects to such Index in writing within fifteen (15) days after receipt of Landlord's notice. If Tenant objects, Landlord and Tenant shall submit the selection of the substitute Index for binding arbitration in accordance with the rules and regulations of the American Arbitration Association at the office closest to the Property. The costs of arbitration shall be borne equally by Landlord and Tenant.

        Section 3.03.    Security Deposit; Increases.

          (a)  Upon the execution of this Lease, Tenant shall deposit with Landlord a cash Security Deposit in the amount set forth in Section 1.10 above. Landlord may apply all or part of the Security Deposit to any unpaid rent or other charges due from Tenant or to cure any other defaults of Tenant. If Landlord uses any part of the Security Deposit, Tenant shall restore the Security Deposit to its full amount within ten (10) days after Landlord's written request. Tenant's failure to do so shall be a material default under this Lease. No interest shall be paid on the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts and no trust relationship is created with respect to the Security Deposit.

        Section 3.04.    Termination; Advance Payments.    Upon termination of this Lease under Article Seven (Damage or Destruction), Article Eight (Condemnation) or any other termination not resulting from Tenant's default, and after Tenant has vacated the Property in the manner required by this Lease, Landlord shall refund or credit to Tenant (or Tenant's successor) the unused portion of the Security Deposit, any advance rent or other advance payments made by Tenant to Landlord, and any amounts paid for real property taxes and other reserves which apply to any time periods after termination of the Lease.

ARTICLE FOUR: OTHER CHARGES PAYABLE BY TENANT

        Section 4.01.    Additional Rent.    All charges payable by Tenant other than Base Rent are called "Additional Rent." Unless this Lease provides otherwise, Tenant shall pay all Additional Rent then due with the next monthly installment of Base Rent. The term "rent" shall mean Base Rent and Additional Rent.

        Section 4.02.    Property Taxes.

          (a)  Real Property Taxes. Tenant shall pay all real property taxes on the Property (including any fees, taxes or assessments against, or as a result of, any tenant improvements installed on the Property by or for the benefit of Tenant) during the Lease Term. Subject to Paragraph 4.02(c) and Section 4.07 below, such payment shall be made at least ten (10) days prior to the delinquency date of the taxes. Within such ten (10) day period, Tenant shall furnish Landlord with satisfactory evidence that the real property taxes have been paid. Landlord shall reimburse Tenant for any real property taxes paid by Tenant covering any period of time prior to or after the Lease Term. If Tenant fails to pay the real property taxes when due, Landlord may pay the taxes and Tenant shall reimburse Landlord for the amount of such tax payment as Additional Rent.

          (b)  Definition of "real Property Tax." "Real property tax" means: (i) any fee, license fee, license tax, business license fee, commercial rental tax, levy, charge, assessment, penalty or tax imposed by any taxing authority against the Property; (ii) any tax on the Landlord's right to receive, or the receipt of, rent or income from the Property or against Landlord's business of leasing the Property; (iii) any tax or charge for fire protection, streets, sidewalks, road maintenance, refuse or other services provided to the Property by any governmental agency; (iv) any tax imposed upon this transaction or based upon a re-assessment of the Property due to a change of ownership, as defined by applicable law, or other transfer of all or part of Landlord's interest in the Property; and (v) any charge or fee replacing any tax previously included within the definition of real property tax. "Real property tax" does not, however, include Landlord's federal or state income, franchise, inheritance or estate taxes.

          (c)  Joint Assessment. If the Property is not separately assessed, Landlord shall reasonably determine Tenant's share of the real property tax payable by Tenant under Paragraph 4.02(a) from the assessor's worksheets or other reasonably available information. Tenant shall pay such share to Landlord within fifteen (15) days after receipt of Landlord's written statement.

          (d)  Personal Property Taxes.

              (i)  Tenant shall pay all taxes charged against trade fixtures, furnishings, equipment or any other personal property belonging to Tenant. Tenant shall try to have personal property taxed separately from the Property.

            (ii)  If any of Tenant's personal property is taxed with the Property, Tenant shall pay Landlord the taxes for the personal property within fifteen (15) days after Tenant receives a written statement from Landlord for such personal property taxes.

          (e)  Tenant's Right to Contest Taxes. Tenant may attempt to have the assessed valuation of the Property reduced or may initiate proceedings to contest the real property taxes. If required by law, Landlord shall join in the proceedings brought by Tenant. However, Tenant shall pay all costs of the proceedings, including any costs or fees incurred by Landlord. Upon the final determination of any proceeding or contest, Tenant shall immediately pay the real property taxes due, together with all costs, charges, interest and penalties incidental to the proceedings. If Tenant does not pay the real property taxes when due and contests such taxes, Tenant shall not be in default under this Lease for nonpayment of such taxes if Tenant deposits funds with Landlord or opens an interest-bearing account reasonably acceptable to Landlord in the joint names of Landlord and Tenant.

  The amount of such deposit shall be sufficient to pay the real property taxes plus a reasonable estimate of the interest, costs, charges and penalties which may accrue if Tenant's action is unsuccessful, less any applicable tax impounds previously paid by Tenant to Landlord. The deposit shall be applied to the real property taxes due, as determined at such proceedings. The real property taxes shall be paid under protest from such deposit if such payment under protest is necessary to prevent the Property from being sold under a "tax sale" or similar enforcement proceeding.

        Section 4.03    Utilities.    Tenant shall pay, directly to the appropriate supplier, the cost of all natural gas, heat, light, power, sewer service, telephone, water, refuse disposal and other utilities and services supplied to the Property. However, if any services or utilities are jointly metered with other property, Landlord shall make a reasonable determination of Tenant's proportionate share of the cost of such utilities and services and Tenant shall pay such share to Landlord within fifteen (15) days after receipt of Landlord's written statement.

        Section 4.04    Insurance Policies.

          (a)  Liability Insurance. During the Lease Term, Tenant shall maintain a policy of commercial general liability insurance (sometimes known as broad form comprehensive general liability insurance) insuring Tenant against liability for bodily injury, property damage (including loss of use of property) and personal injury arising out of the operation, use or occupancy of the Property. Tenant shall name Landlord as an additional insured under such policy. The initial amount of such insurance shall be One Million Dollars ($1,000,000) per occurrence. The liability insurance obtained by Tenant under this Paragraph 4.04(a) shall (i) be primary and non-contributing; (ii) contain cross-liability endorsements; and (iii) insure Landlord against Tenant's performance under Section 5.05, if the matters giving rise to the indemnity under Section 5.05 result from the negligence of Tenant. The amount and coverage of such insurance shall not limit Tenant's liability nor relieve Tenant of any other obligation under this Lease. Landlord may at its sole cost and expense also obtain comprehensive public liability insurance in an amount and with coverage determined by Landlord Insuring Landlord against liability arising out of ownership, operation, use or occupancy of the Property. The policy obtained by Landlord shall not be contributory and shall not provide primary insurance.

          (b)  Property and Rental Income Insurance. During the Lease Term, Landlord shall maintain policies of insurance covering loss of or damage to the Property in the full amount of its replacement value. Such policy shall contain an Inflation Guard Endorsement and shall provide protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended perils (all risk), sprinkler leakage and any other perils which Landlord deems reasonably necessary. Landlord shall not obtain insurance for Tenant's fixtures or equipment or building improvements installed by Tenant on the Property. During the Lease Term, Landlord shall also maintain a rental income insurance policy, with loss payable to Landlord, in an amount equal to one year's Base Rent, plus estimated real property taxes and insurance premiums. Tenant shall be liable for the payment of any deductible amount under Landlord's or Tenant's insurance policies maintained pursuant to this Section 4.04, in an amount not to exceed Ten Thousand Dollars ($10,000). Tenant shall not do or permit anything to be done which invalidates any such insurance policies.

          (c)  Payment of Premiums. Subject to Section 4.07, Tenant shall pay all premiums for the insurance policies described in Paragraphs 4.04(a) and (b) (whether obtained by Landlord or Tenant) within fifteen (15) days after Tenant's receipt of a copy of the premium statement or other evidence of the amount due, except Landlord shall pay all premiums for non-primary comprehensive public liability insurance which Landlord elects to obtain as provided in Paragraph 4.04(a). If insurance policies maintained by Landlord cover improvements on real property other than the Property, Landlord shall deliver to Tenant a statement of the premium applicable to the Property showing in reasonable detail how Tenant's share of the premium was computed. If the Lease Term expires before the expiration of an insurance policy maintained by Landlord, Tenant shall be liable for Tenant's prorated share of the insurance premiums. Before the Commencement Date, Tenant shall deliver to Landlord a copy of any policy of insurance which Tenant is required to maintain under this Section 4.04. At least thirty (30) days prior to the expiration of any such policy, Tenant shall deliver to Landlord a renewal of such policy. As an alternative to providing a policy of insurance, Tenant shall have the right to provide Landlord a certificate of insurance, executed by an authorized officer of the insurance company, showing that the insurance which Tenant is required to maintain under this Section 4.04 is in full force and effect and containing such other information which Landlord reasonably requires.

          (d)  General Insurance Provisions.

              (i)  Any insurance which Tenant is required to maintain under this Lease shall include a provision which requires the insurance carrier to give Landlord not less than thirty (30) days' written notice prior to any cancellation or modification of such coverage.

            (ii)  If Tenant fails to deliver any policy, certificate or renewal to Landlord required under this Lease within the prescribed time period or if any such policy is cancelled or modified during the Lease Term without Landlord's consent, Landlord may obtain such insurance, in which case Tenant shall reimburse Landlord for the cost of such insurance within fifteen (15) days after receipt of a statement that indicates the cost of such insurance.

            (iii)  Tenant shall maintain all insurance required under this Lease with companies holding a "General Policy Rating" of A-10 or better, as set forth in the most current issue of "Best Key Rating Guide". Landlord and Tenant acknowledge the insurance markets are rapidly changing and that insurance in the form and amounts described in this Section 4.04 may not be available in the future. Tenant acknowledges that the insurance described in this Section 4.04 is for the primary benefit of Landlord. If at any time during the Lease Term, Tenant is unable to maintain the insurance required under the Lease, Tenant shall nevertheless maintain insurance coverage which is customary and commercially reasonable in the insurance industry for Tenant's type of business, as that coverage may change from time to time. Landlord makes no representation as to the adequacy of such insurance to protect Landlord's or Tenant's interests. Therefore, Tenant shall obtain any such additional property or liability insurance which Tenant deems necessary to protect Landlord and Tenant.

            (iv)  Unless prohibited under any applicable insurance policies maintained, Landlord and Tenant hereby waive any and all rights of recovery against the other, or against the officers, employees, agents or representatives of the other, for loss of or damage to its property or the property of others under its control, if such loss or damage is covered by any insurance policy in force (whether or not described in this Lease) at the time of such loss or damage. Upon obtaining the required policies of insurance, Landlord and Tenant shall give notice to the insurance carriers of this mutual waiver of subrogation.

        Section 4.05.    Late Charges.    Tenant's failure to pay rent promptly may cause Landlord to incur unanticipated costs. The exact amount of such costs are impractical or extremely difficult to ascertain. Such costs may include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by any ground lease, mortgage or trust deed encumbering the Property. Therefore, if Landlord does not receive any rent payment within fifteen (15) days after it becomes due, Tenant shall pay Landlord a late charge equal to five percent (5%) of the overdue amount. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of such late payment.

        Section 4.06.    Interest on Past Due Obligations.    Any amount owed by Tenant to Landlord which is not paid when due shall bear interest at the rate of Prime + 1%    per annum from the due date of such amount. However, interest shall not be payable on late charges to be paid by Tenant under this Lease. The payment of interest on such amounts shall not excuse or cure any default by Tenant under this Lease. If the interest rate specified in this Lease is higher than the rate permitted by law, the interest rate is hereby decreased to the maximum legal interest rate permitted by law.

        Section 4.07.    Impounds for Insurance Premiums and Real Property Taxes.    If requested by any ground lessor or lender to whom Landlord has granted a security interest in the Property, or if Tenant is more than ten (10) days late in the payment of rent more than once in any consecutive twelve (12)-month period, Tenant shall pay Landlord a sum equal to one-twelfth (1/12) of the annual real property taxes and insurance premiums payable to Tenant under the Lease, together with each payment of Base Rent. Landlord shall hold such payments in a non-interest bearing impound account. If unknown, Landlord shall reasonably estimate the amount of real property taxes and insurance premiums when due. Tenant shall pay any deficiency of funds in the impound account to Landlord upon written request. If Tenant defaults under this Lease, Landlord may apply any funds in the impound account to any obligation then due under this Lease.

ARTICLE FIVE: USE OF PROPERTY

        Section 5.01.    Permitted Uses.    Tenant may use the Property only for the Permitted Uses set forth in Section 1.06 above.

        Section 5.02.    Manner of Use.    Tenant shall not cause or permit the Property to be used in any way which constitutes a violation of any law, ordinance, or governmental regulation or order, which annoys or interferes with the rights of other tenants of Landlord, or which constitutes a nuisance or waste. Tenant shall obtain and pay for all permits, including a Certificate of Occupancy, required for Tenant's occupancy of the Property and shall promptly take all actions necessary to comply with all applicable statutes, ordinances, rules, regulations, orders and requirements regulating the use by Tenant of the Property, including the Occupational Safety and Health Act. Landlord to pay for Tenant Improvement Permit.

        Section 5.03.    Hazardous Materials.    As used in this Lease, the term "Hazardous Material" means any flammable items explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials" or "toxic substances" now or subsequently regulated under any applicable federal, state or local laws or regulations, including without limitation petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons. Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated or disposed of in or about the Property by Tenant, its agents, employees, contractors, sublessees or invitees without the prior written consent of Landlord. Landlord shall be entitled to take into account such other factors or facts as Landlord may reasonably determine to be relevant in determining whether to grant or withhold consent to Tenant's proposed activity with respect to Hazardous Material. In no event, however, shall Landlord be required to consent to the installation or use of any storage tanks on the Property. The above definition shall exclude general office products.

        Section 5.04.    Signs and Auctions.    Tenant shall not place any signs on the Property without Landlord's prior written consent. Tenant shall not conduct or permit any auctions or sheriff's sales at the Property.

        Section 5.05.    Indemnity.    Tenant shall indemnify Landlord against and hold Landlord harmless from any and all costs, claims or liability arising from: (a) Tenant's use of the Property; (b) the conduct of Tenant's business or anything else done or permitted by Tenant to be done in or about the Property, including any contamination of the Property or any other property resulting from the presence or use of Hazardous Material caused or permitted by Tenant; (c) any breach or default in the performance of Tenant's obligations under this Lease; (d) any misrepresentation or breach of warranty by Tenant under the Lease; or (e) other acts or omissions of Tenant. Tenant shall defend Landlord against any such cost, claim or liability at Tenant's expense with counsel reasonably acceptable to Landlord or, at Landlord's election, Tenant shall reimburse Landlord for any legal fees or costs incurred by Landlord in connection with any such claim. As a material part of the consideration to Landlord, Tenant assumes all risk of damage to property or injury to persons in or about the Property arising from any cause, and Tenant hereby waives all claims in respect thereof against Landlord, except for any claim arising out of Landlord's negligence or willful misconduct. As used in this Section, the term "Tenant" shall include Tenant's employees, agents, contractors and invitees, if applicable. (We require indemnity should Landlord, its agent use the Premises.)

        Section 5.06.    Landlord's Access.    Landlord or its agents may enter the Property at all reasonable times to show the Property to potential buyers, investors or tenants or other parties; to do any other act or to inspect and conduct tests in order to monitor Tenant's compliance with all applicable environmental laws and all laws governing the presence and use of Hazardous Material; or for any other purpose Landlord deems necessary. Landlord shall give Tenant prior notice of such entry except in the case of an emergency. Landlord may place customary * "For Sale" or * "For Lease" signs on the Property. * (Not before six (6) months to the expiration of the Lease Term.)

        Section 5.07.    Quiet Possession.    If Tenant pays the rent and complies with all other terms of this Lease, Tenant may occupy and enjoy the Property for the full Lease Term, subject to the provisions of the Lease.

ARTICLE SIX: CONDITION OF THE PROPERTY; MAINTENANCE, REPAIRS AND ALTERATIONS

        Section 6.01.    Existing Conditions.    Tenant accepts the Property in its condition as of the execution of the Lease, subject to all recorded matters, laws, ordinances, and governmental regulations and orders. Except as provided herein, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation as to the condition of the Property or the suitability of the Property for Tenant's intended use. Tenant represents and warrants that Tenant has made its own inspection of and inquiry regarding the condition of the Property and is not relying on any representations of Landlord or any Broker with respect thereto. If Landlord or Landlord's Broker has provided a Property Information Sheet or other Disclosure Statement regarding the Property, a copy is attached as an exhibit to the Lease. Landlord shall be responsible for defects discovered by Tenant in the first ninety (90) days.

        Section 6.02.    Exemption of Landlord from Liability.    Landlord shall not be liable for any damage or injury to the person, business (or any loss of income therefrom), goods, wares, merchandise or other property of Tenant, Tenant's employees, invitees, customers or any other person in or about the Property, whether such damage or injury is caused by or results from: (a) fire, steam, electricity, water, gas or rain; (b) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause; (c) conditions arising in or about the Property or upon other portions of the Project, or from other sources or places; or (d) any act or omission of any other tenant of the Project. Landlord shall not be liable for any such damage or injury even though the cause of or the means of repairing such damage or injury are not accessible to Tenant. The provisions of his Section 6.02 shall not, however, exempt Landlord from liability for Landlord's negligence or willful misconduct, or any breach of Landlord obligation under the Lease.

        Section 6.03.    Landlord's Obligations.    Subject to the provisions of Article Seven (Damage or Destruction) and Article Eight (Condemnation), Landlord shall have absolutely no responsibility to repair, maintain or replace any portion of the Property at any time. Tenant waives the benefit of any present or future law which might give Tenant the right to repair the Property at Landlord's expense or to terminate the Lease due to the condition of the Property.

        Section 6.04.    Tenant's Obligations.

          (a)  Except as provided in Article Seven (Damage or Destruction) and Article Eight (Condemnation), Tenant shall keep all portions of the Property (including structural, nonstructural, interior, exterior, and landscaped areas, portions, systems and equipment) in good order, condition and repair (including interior reprinting and refinishing, as needed). If any portion of the Property or any system or equipment in the Property which Tenant is obligated to repair cannot be fully repaired or restored. Tenant shall promptly replace such portion of the Property or system or equipment in the Property, regardless of whether the benefit of such replacement extends beyond the Lease Term; but if the benefit or useful life of such replacement extends beyond the Lease Term (as such term may be extended by exercise of any options), the useful life of such replacement shall be prorated over the remaining portion of the Lease Term (as extended), and Tenant shall be liable only for that portion of the cost which is applicable to the Lease Term (as amended). Tenant shall maintain a preventive maintenance contract providing for the regular inspection and maintenance of the heating and air conditioning system by a licensed heating and air conditioning contractor. If any part of the Property is damaged by any act or omission of Tenant, Tenant shall pay Landlord the cost of repairing or replacing such damaged property, whether or not Landlord would otherwise be obligated to pay the cost of maintaining or repairing such property. It is the Intention of Landlord and Tenant that at all times Tenant shall maintain the portions of the Property which Tenant is obligated to maintain in an attractive, first-class and fully operative condition.

          (b)  Tenant shall fulfill all of Tenant's obligations under this Section 6.04 at Tenant's sole expense. If Tenant fails to maintain, repair or replace the Property as required by this Section 6.04, Landlord may, upon ten (10) days' prior notice to Tenant (except that no notice shall be required in the case of an emergency), enter the Property and perform such maintenance or repair (including replacement, as needed) on behalf of Tenant. In such case, Tenant shall reimburse Landlord for all costs incurred in performing such maintenance or repair immediately upon demand.

        Section 6.05.    Alternations, Additions, and Improvements.

          (a)  Tenant shall not make any alterations, additions or improvements to the Property without Landlord's prior written consent, except for non-structural alterations which do not exceed Ten Thousand Dollars ($10,000) in cost a year over the Lease Term and which are not visible from the outside of any building of which the Property is part. Landlord may require the Tenant to provide demolition and/or lien and completion bonds in form and amount reasonably satisfactory to Landlord. Tenant shall promptly remove any alterations, additions, or improvements constructed in violation of this Paragraph 6.05(a) upon Landlord's written request. All alterations, additions, and improvements shall be done in a good and workmanlike manner, in conformance with all applicable laws and regulations, and by a contractor reasonably approved by Landlord. Upon completion of any such work, Tenant shall provide Landlord with "as built" plans, copies of all construction contracts, and proof of payment for all labor and materials.

          (b)  Tenant shall pay when due all claims for labor and material furnished to the Property. Tenant shall give Landlord at least twenty (20) days' prior written notice of the commencement of any work on the Property, regardless of whether Landlord's consent to such work is required. Landlord may elect to record and post notices of non-responsibility on the Property.

        Section 6.06.    Condition upon Termination.    Upon the termination of the Lease, Tenant shall surrender the Property to Landlord, broom clean and in the same condition as received except for ordinary wear and tear which Tenant was not otherwise obligated to remedy under any provision of this Lease. However, Tenant shall not be obligated to repair any damage which Landlord is required to repair under Article Seven (Damage or Destruction). In addition, Landlord may require Tenant to remove any alterations, additions or improvements (whether or not made with Landlord's consent) prior to the expiration of the Lease and to restore the Property to its prior condition, all at Tenant's expense. All alterations, additions and improvements which Landlord has not required Tenant to remove shall become Landlord's property and shall be surrendered to Landlord upon the expiration or earlier termination of the Lease, except that Tenant may remove any of the Tenant's machinery or equipment which can be removed without material damage to the Property. Tenant shall repair, at Tenant's expense, any damage to the Property caused by the removal of any such machinery or equipment, in no event, however, shall Tenant remove any of the following materials or equipment (which shall be deemed Landlord's property) without Landlord's prior written consent: any power wiring or power panels; lighting or lighting fixtures; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; heaters, air conditioners or any other heating or air conditioning equipment; fencing or security gates; or other similar building operating equipment and decorations.

ARTICLE SEVEN: DAMAGE OR DESTRUCTION

        Section 7.01.    Partial Damage to Property.

          (a)  Tenant shall notify Landlord in writing immediately upon the occurrence of any damage to the Property, if the Property is only partially damaged (i.e., less than fifty percent (50%) of the Property is untenable as a result of such damage or less than fifty percent (50%) of Tenant's operations are materially impaired) and if the proceeds received by Landlord from the insurance policies described in Paragraph 4.04(b) are sufficient to pay for the necessary repairs, this Lease shall remain in effect and Landlord shall repair the damage as soon as reasonably possible. Landlord may elect (but is not required) to repair any damage to Tenant's fixtures, equipment, or improvements, to the extent shall such items are covered by Landlord's Insurance.

          (b)  If the insurance proceeds received by Landlord are not sufficient to pay the entire cost of repair, or if the cause of the damage is not covered by the insurance policies which Landlord maintains under Paragraph 4.04(b). Landlord may elect either to (i) repair the damage as soon as reasonably possible, in which case this Lease shall remain in full force and effect, or (ii) terminate this Lease as of the date the damage occurred. Landlord shall notify Tenant within thirty (30) days after receipt of notice of the occurrence of the damage whether Landlord elects to repair the damage or terminate the Lease. If Landlord elects to repair the damage, Tenant shall pay Landlord the "deductible amount" (if any) under Landlord's insurance policies and, if the damage was due to an act or omission of Tenant, or Tenant's employees, agents, contractors or invitees, the difference between the actual cost of repair and any insurance proceeds received by Landlord. If Landlord elects to terminate the Lease, Tenant may elect to continue this Lease in full force and effect, in which case Tenant shall repair any damage to the Property and any building in which the Property is located. Tenant shall pay the cost of such repairs, and                        . Landlord shall deliver to Tenant any insurance proceeds received by Landlord for the damage repaired by Tenant.

  Tenant shall give Landlord written notice of such election within ten (10) days after receiving Landlord's termination notice.

          (c)  If the damage to the Property occurs during the last six (6) months of the Lease Term and such damage will require more than thirty (30) days to repair, either Landlord or Tenant may elect to terminate this Lease as of the date the damage occurred, regardless of the sufficiency of any insurance proceeds. The party electing to terminate this Lease shall give written notification to the other party of such election within thirty (30) days after Tenant's notice to Landlord of the occurrence of the damage.

        Section 7.02.    Substantial or Total Destruction.    If the Property is substantially or totally destroyed by any cause whatsoever (i.e., the damage to the Property is greater than partial damage as described in Section 7.01), and regardless of whether Landlord receives any insurance proceeds, this Lease shall terminate as of the date the destruction occurred. Notwithstanding the preceding sentence, if the Property can be rebuilt within six (6) months after the date of destruction, Landlord may elect to rebuild the Property at Landlord's own expense, in which case this Lease shall remain in full force and effect. Landlord shall notify Tenant of such election within thirty (30) days after Tenant's notice of the occurrence of total or substantial destruction. If Landlord so elects, Landlord shall rebuild the Property at Landlord's sole expense, except that if the destruction was caused by an act or omission of Tenant, Tenant shall pay Landlord the difference between the actual cost of rebuilding and any insurance proceeds received by Landlord.

        Section 7.03.    Temporary Reduction or Rent.    If the Property is destroyed or damaged and Landlord or Tenant repairs or restores the Property pursuant to the provisions of this Article Seven, all rent payable during the period of such damage, repair and/or restoration shall be reduced according to the degree, if any, to which Tenant's use of the Property is impaired. Except for such possible reduction in Base Rent, insurance premiums and real property taxes, Tenant shall not be entitled to any compensation, reduction, or reimbursement from Landlord as a result of any damage, destruction, repair, or restoration of or to the Property.

        Section 7.04.    Waiver.    Tenant waives the protection of any statute, code or judicial decision which grants a tenant the right to terminate a lease in the event of the substantial or total destruction of the leased property. Tenant agrees that the provisions of Section 7.02 above shall govern the rights and obligations of Landlord and Tenant in the event of any substantial or total destruction to the Property.

ARTICLE EIGHT: CONDEMNATION

        If all or any portion of the Property is taken under the power of eminent domain or sold under the threat of that power (all of which are called "Condemnation"), this Lease shall terminate as to the part taken or sold on the date the condemning authority takes title or possession, whichever occurs first. If more than twenty percent (20%) of the floor area of the building in which the Property is located, or which is located on the Property, is taken, either Landlord or Tenant may terminate this Lease as of the date the condemning authority takes title or possession, by delivering written notice to the other within ten (10) days after receipt of written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority takes title or possession). If neither Landlord nor Tenant terminates this Lease, this Lease shall remain in effect as to the portion of the Property not taken, except that the Base Rent and Additional Rent shall be reduced in proportion to the reduction in the floor area of the Property. Any Condemnation award or payment shall be distributed in the following order: (a) first, to any ground lessor, mortgagee or beneficiary under a deed of trust encumbering the Property, the amount of its interest in the Property; (b) second, to Tenant, only the amount of any award specifically designated for loss or damage to Tenant's trade fixtures or removable personal property; and (c) third, to Landlord, the remainder of such award, whether as compensation for reduction in the value of the leasehold, the taking of the loss, or otherwise. If this

Lease is not terminated, Landlord shall repair any damage to the Property caused by the Condemnation, except that Landlord shall not be obligated to repair any damage for which Tenant has been reimbursed by the condemning authority. If the severance damages received by Landlord are not sufficient to pay for such repair. Landlord shall make such repair at Landlord's expense.

ARTICLE NINE: ASSIGNMENT AND SUBLETTING

        Section 9.01.    Landlord's Consent Required.    No portion of Property or of Tenant's interest in this Lease may be acquired by any other person or entity, whether by sales, assignment, mortgage, sublease, transfer, operation of law, or act of Tenant, without Landlord's prior written consent, except as provided in Section 9.02 below provided, however, that such consent shall not be unreasonably withheld, conditioned or delayed. Landlord has the right to grant and withhold its consent as provided in Section 9.05 below. Any attempted transfer without consent shall be void and shall constitute a non-curable breach of this Lease. If Tenant is a partnership, any cumulative transfer of more than fifty percent (50%) the partnership interests shall require Landlord's consent. If Tenant is a corporation, any change in the ownership of a controlling interest of the voting stock of the corporation shall require Landlord's consent.

        Section 9.02.    Tenant Affiliate.    Tenant may assign this Lease or sublease the Property, without Landlord's consent, to any corporation which controls, is controlled by or is under common control with Tenant, or to any corporation resulting from the merger of or consolidation with Tenant ("Tenant's Affiliate"). In such case, any Tenant's Affiliate shall assume in writing all of Tenant's obligations under this Lease.

        Section 9.03.    No Release of Tenant.    No transfer permitted by this Article Nine, whether with or without Landlord's consent, shall release Tenant or change Tenant's primary liability to pay the rent and to perform all other obligations of Tenant under this Lease. Landlord's acceptance of rent from any other person is not a waiver of any provision of this Article Nine. Consent to one transfer is not a consent to any subsequent transfer. If Tenant's transferee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the transferee. Landlord may consent to subsequent assignments or modifications of this Lease by Tenant's transferee, without notifying Tenant or obtaining its consent. Such action shall not relieve Tenant's liability under this Lease.

        Section 9.04.    Offer to Terminate.    If Tenant desires to assign the Lease or sublease the Property, Tenant shall have the right to offer, in writing, to terminate the Lease as of a date specified in the offer. If Landlord elects in writing to accept the offer to terminate within twenty (20) days after notice of the offer, the Lease shall terminate as of the date specified and all the terms and provisions of the Lease governing termination shall apply. If Landlord does not so elect, the Lease shall continue in effect until otherwise terminated and the provisions of Section 9.05 with respect to any proposed transfer shall continue to apply.

        Section 9.05.    Landlord's Consent.

          (a)  Tenant's request for consent to any transfer described in Section 9.01 shall set forth in writing the details of the proposed transfer, including the name, business and financial condition of the prospective transferee, financial details of the proposed transfer (e.g., the term of and the rent and security deposit payable under any proposed assignment or sublease), and any other information Landlord deems reasonably relevant. Landlord shall have the right to withhold consent, or to grant consent, which consent shall not in any event be unreasonably withheld, conditioned or delayed but which consent be reasonably based on the following factors: (i) the business of the proposed assignee or subtenant and the proposed use or the Property; (ii) the net worth and financial reputation of the proposed assignee or subtenant; (iii) Tenant's compliance with all of its obligations under the Lease; and (iv) such other factors as Landlord may reasonably deem relevant. If Landlord objects to a proposed assignment solely because of the net worth and/or financial reputation of the proposed assignee, Tenant may nonetheless sublease (but not assign), all or a portion of the Property to the proposed transferee, but only on the other terms of the proposed transfer.

        Section 9.06.    No Merger.    No merger shall result from Tenant's sublease of the Property under this Article Nine, Tenant's surrender of this Lease or the termination of this Lease in any other manner. In any such event, Landlord may terminate any or all subtenancies or succeed to the interest of Tenant as sublandlord under any or all subtenancies.

ARTICLE TEN: DEFAULTS; REMEDIES

        Section 10.01.    Covenants and Conditions.    Landlord's and Tenant's performance of each of their respective obligations under this Lease is a condition as well as a covenant. Tenant's right to continue in possession of the Property and Landlord's right to receive payment of the rent is conditioned upon such performance. Time is of the essence in the performance of all covenants and conditions.

        Section 10.02.    Defaults.    Tenant shall be in material default under this Lease:

          (a)  If Tenant abandons the Property or if Tenant's vacation of the Property results in the cancellation of any insurance described in Section 4.04;

          (b)  If Tenant fails to pay rent or any other charge within ten (10) days of Tenant's receipt of written notice from Landlord that such rent or other charge is due and has not been paid.

          (c)  If Tenant fails to perform any of Tenant's non-monetary obligations under this Lease for a period of thirty (30) days after Tenant's receipt of written notice from Landlord; provided that if more than thirty (30) days are required to complete such performance, Tenant shall not be in default if Tenant commences such performance within the thirty (30) day period and thereafter diligently pursues its completion.

          (d)  (i) If Tenant makes a general assignment or general arrangement for the benefit of creditors; (ii) if a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Tenant and is not dismissed within thirty (30) days; (iii) if a trustee or receiver is appointed to take possession of substantially all of Tenant's assets located at the Property or of Tenant's interest in this Lease and possession is not restored to Tenant within sixty (60) days; or (iv) if substantially all of Tenant's assets located at the Property or of Tenant's interest in this Lease is subjected to attachment, execution or other judicial seizure which is not discharged within sixty (60) days. If a court of competent jurisdiction determines that any of the acts described in this subparagraph (d) is not a default under this Lease, and a trustee is appointed to take possession (or if Tenant remains a debtor in possession) and such trustee or Tenant transfers Tenant's interest hereunder, then Landlord shall receive, as Additional Rent, the excess, if any, of the rent (or any other consideration) paid in connection with such assignment or sublease over the rent payable by Tenant under this Lease.

          (e)  If any guarantor of the Lease revokes of otherwise terminate, or purports to revoke or otherwise terminates, any guaranty of all or any portion of Tenant's obligations under the Lease. Unless otherwise expressly provided, no guaranty of the Lease is revocable.

        Section 10.03.    Remedies.    On the occurrence of any material default by Tenant beyond the applicable cure periods set forth above. Landlord may, at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have.

          (a)  Terminate Tenant's right to possession of the Property by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Property to Landlord. In such event, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant's default, including (i) the worth at the time of the award of the unpaid Base Rent, Additional Rent and other charges which Landlord had earned at the time of the termination; (ii) the worth at the time of the award of the amount by which the unpaid Base Rent, Additional Rent and other charges which Landlord would have earned after termination until the time of the award exceeds the amount of such rental loss that Tenant proves Landlord could have reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid Base Rent, Additional Rent and other charges which Tenant would have paid for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves Landlord could have reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations nder the Lease or which in the ordinary course of things would be likely to result therefrom used in subparts (i) and (ii) above, the "worth at the time of the award" is computed by allowing interest on unpaid amounts at the rate of fifteen percent (15%) per annum, or such lesser amount as may then be the maximum lawful rate. As used in subpart (iii) above, the "worth at the time of the award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%). If Tenant has abandoned the Property, Landlord shall have the option of (i) retaking possession of the Property and recovering from Tenant the amount specified in this Paragraph 10.03(a), or (ii) proceeding under Paragraph 10.03(b);

          (b)  Maintain Tenant's right to possession, in which case this Lease shall continue in effect whether or not Tenant has abandoned the Property. In such event, Landlord shall be entitled to enforce all of Landlord's rights and remedies under this Lease, including the right to recover the rent as it becomes due:

          (c)  Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Property is located.

        Section 10.06.    Cumulative Remedies.    Landlord's exercise of any right or remedy shall not prevent it from exercising any other right or remedy.

ARTICLE ELEVEN: PROTECTION OF LENDERS

        Section 11.01.    Subordination.    Landlord shall have the right to subordinate this Lease to any ground lease, deed of trust or mortgage encumbering the Property, any advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded. Tenant shall cooperate with Landlord and any lender which is acquiring a security interest in the Property or the Lease. Tenant shall execute such further documents and assurances as such lender may reasonably require, provided that Tenant's obligations under this Lease shall not be increased in any material way (the performance of ministerial acts shall not be deemed material), and Tenant shall not be deprived of its rights under this Lease. Tenant's right to quiet possession of the Property during the Lease Term shall not be disturbed if Tenant pays the rent and performs all of Tenant's obligations under this Lease and is not otherwise in default. If any ground lessor, beneficiary or mortgagee elects to have this Lease prior to the lien of its ground lease, deed of trust or mortgage and gives written notice thereof to Tenant, this Lease shall be deemed prior to such ground lease, deed of trust or mortgage whether this Lease is dated prior or subsequent to the date of said ground lease, deed of trust or mortgage or the date of recording thereof.

        Section 11.02.    Attornment.    If Landlord's interest in the Property is acquired by any ground lessor, beneficiary under a deed of trust, mortgagee, or purchaser at a foreclosure sale, provided Tenant first receives an appropriate Non-disturbance Agreement reasonably acceptable to Tenant and its Counsel, Tenant shall attorn to the transferee of or successor to Landlord's interest in the Property and recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of law which gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Property upon the transfer of Landlord's interest.

        Section 11.03.    Signing of Documents.    Provided Tenant has first received a Non-Disturbance agreement as set forth above, Tenant shall sign and deliver any instrument or documents reasonably necessary or appropriate to evidence any such attornment or subordination or agreement to do so. If Tenant fails to do so within ten (10) days after Tenant's receipt written request, Tenant hereby makes, constitutes and irrevocably appoints Landlord, or any transferee or successor of Landlord, the attorney-in-fact of Tenant to execute and deliver any such instrument or document.

        Section 11.04.    Estoppel Certificates.

          (a)  Upon either Landlord's or Tenant's written request, each shall execute, acknowledge and deliver to the other a written statement certifying: (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (ii) that this Lease has not been cancelled or terminated; (iii) the last date of payment of the Base Rent and other charges and the time period covered by such payment; (iv) that neither is not in default under this Lease (or, if either is claimed to be in default, stating why); and (v) such other representations or information with respect to Tenant Landlord or the Lease as Landlord or Tenant may reasonably request or which any prospective purchaser or encumbrancer of the Property may require. Landlord or Tenant shall deliver such statement to the other within ten (10) days after Landlord's or Tenant's receipt of such request. Landlord or Tenant may give any such statement by the other or any prospective purchaser or encumbrancer of the Property or sublease of assignee of the Lease. Such purchaser or encumbrancer or sublease or assign may rely conclusively upon such statement as true and correct.

        (b)  If Landlord or Tenant does not deliver such statement to the other within such ten (10)-day period, Landlord or Tenant and any prospective purchaser or encumbrancer or sublease or assignee, may conclusively presume and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (ii) that this Lease has not been cancelled or terminated except as otherwise represented by Landlord; (iii) that not more than one month's Base Rent or other charges have been paid in advance; and (iv) that Landlord is not in default under the Lease. In such event, Landlord or Tenant shall be estopped from denying the truth of such facts.

        Section 11.05.    Tenant's Financial Condition.    Within ten (10) days after Tenant's receipt of written request from Landlord but not more than two (2) times per year, Tenant shall deliver to Landlord such financial statements as Landlord reasonably requires to verify the net worth of Tenant or any assignee, subtenant, or guarantor of Tenant. In addition, Tenant shall deliver to any lender designated by Landlord any financial statements required by such lender to facilitate the financing of the Property. Tenant represents and warrants to Landlord that each such financial statement is a true and accurate statement as of the date of such statement. All financial statements shall be confidential and shall be used only for the purposes set forth in this Lease.

ARTICLE TWELVE: LEGAL COSTS

        Section 12.01.    Legal Proceedings.    If Tenant or Landlord shall be in breach or default under this Lease, such party (the "Defaulting Party") shall reimburse the other party (the "Nondefaulting Party") upon demand for any costs or expenses that the Nondefaulting Party incurs in connection with any breach or default of the Defaulting Party under this Lease, whether or not suit is commenced or judgment entered. Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Furthermore, if any action for breach of or to enforce the provisions of this Lease is commenced, the court in such action shall award to the party in whose favor a judgment is entered, a reasonable sum as attorneys' fees and costs. The losing party in such action shall pay such attorneys' fees and costs. Tenant shall also indemnify Landlord against and hold Landlord harmless from all costs, expenses, demands and liability Landlord may incur if Landlord becomes or is made a party to any claim or action (a) instituted by Tenant against any third party, or by any third party against Tenant, or by or against any person holding any interest under or using the Property by license of or agreement with Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; (c) otherwise arising out of or resulting from any act or transaction of Tenant or such other person; or (d) necessary to protect Landlord's interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended. Tenant shall defend Landlord against any such claim or action at Tenant's expense with counsel reasonably acceptable to Landlord or, at Landlord's election, Tenant shall reimburse Landlord for any legal fees or costs Landlord incurs in any such claim or action.

        Section 12.02.    Landlord's Consent.    Tenant shall pay Landlord's reasonable attorneys' fees incurred in connection with Tenant's request for Landlord's consent under Article Nine (Assignment and Subletting), or in connection with any other act which Tenant proposes to do and which requires Landlord's consent, such fees not to exceed Five Hundred and No/100ths ($500.00) Dollars.

ARTICLE THIRTEEN: MISCELLANEOUS PROVISIONS

        Section 13.01.    Non-Discrimination.    Tenant promises, and it is a condition to the continuance of this Lease, that there will be no discrimination against, or segregation of, any person or group of persons on the basis or race, color, sex, creed, national origin or ancestry in the leasing, subleasing, transferring, occupancy, tenure or use of the Property or any portion thereof.

        Section 13.02.    Landlord's Liability; Certain Duties.

        (a)  As used in this Lease, the term "Landlord" means only the current owner or owners of the fee title to the Property or the leasehold estate under a ground lease of the Property at the time in question and their agents, employees, contractors, invitees, successors or guests. Each Landlord is obligated to perform the obligations of Landlord under this Lease only during the time such Landlord owns such interest or title. Any Landlord who transfers its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease to be performed on or after the date of transfer. However, each Landlord shall remain liable for any breach or liability with respect to any obligation of Landlord to be performed at such date of transfer and deliver to its transferee all funds that Tenant previously paid if such funds have not yet been applied under the terms of this Lease.

        (b)  Tenant shall give written notice of any failure by Landlord to perform any of its obligations under this Lease to Landlord and to any ground lessor, mortgagee or beneficiary under any deed of trust encumbering the Property whose name and address have been furnished to Tenant in writing. Landlord shall not be in default under this Lease unless Landlord (or such ground lessor, mortgagee or beneficiary) fails to cure such non-performance within thirty (30) days after receipt of Tenant's notice. However, if such non-performance reasonably requires more than thirty (30) days to cure, Landlord shall not be in default if such cure is commenced within such thirty(30)-day period and thereafter diligently pursued to completion.

        Section 13.03.    Severability.    A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision of this Lease, which shall remain in full force and effect.

        Section 13.04.    Interpretation.    The captions of the Articles or Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other. In any provision relating to the conduct, acts or omissions of Tenant, the term "Tenant" shall include Tenant's agents, employees, contractors, invitees, successors or others using the Property with Tenant's expressed or implied permission.

        Section 13.05.    Incorporation of Prior Agreements; Modifications.    This Lease is the only agreement between the parties pertaining to the lease of the Property and no other agreements are effective. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.

        Section 13.06.    Notices.    All notices required or permitted under this Lease shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid. Notices to Tenant shall be delivered to the address specified in Section 1.03, above except that upon Tenant's taking possession of the Property, the Property shall be Tenant's address for notice purposes. Notices to Landlord shall be delivered to the address specified in Section 1.02 above. All notices shall be effective upon delivery. Either party may change its notice address upon written notice to the other party.

        Section 13.07.    Waivers.    All waivers must be in writing and signed by the waiving party. Landlord's failure to enforce any provision of this Lease or its acceptance of rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of such statement.

        Section 13.08.    No Recordation.    Tenant shall not record this Lease without prior written consent from Landlord. However, either Landlord or Tenant may require that a "Short Form" memorandum of this Lease executed by both parties be recorded. The party requiring such recording shall pay all transfer taxes and recording fees.

        Section 13.09.    Binding Effect; Choice of Law.    This Lease binds any party who legally acquires any rights or interest in this Lease from Landlord or Tenant. However, Landlord shall have no obligation to Tenant's successor unless the rights or interests of Tenant's successor are acquired in accordance with the terms of this Lease. The laws of the state in which the Property is located shall govern this Lease.

        Section 13.10.    Corporate Authority; Partnership Authority.    If Tenant is a corporation, each person signing this Lease on behalf of Tenant represents and warrants that he has full authority to do so and that this Lease binds the corporation. Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord a certified copy of a resolution of Tenant's Board of Directors authorizing the execution of this Lease or other evidence of such authority reasonably acceptable to Landlord. If Tenant is a partnership, each person or entity signing this Lease for Tenant represents and warrants that he or it is a general partner of the partnership, that he or it has full authority to sign for the partnership and that this Lease binds the partnership and all general partners of the partnership. Tenant shall give written notice to Landlord of any general partner's withdrawal or addition. Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord a copy of Tenant's recorded statement of partnership or certificate of limited partnership.

        Section 13.11.    Joint and Several Liability.    All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant.

        Section 13.12.    Force Majeure.    If Landlord cannot perform any of its obligations due to events beyond Landlord's control, the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond Landlord's control include, but are not limited to, acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, government regulation or restriction and weather conditions.

        Section 13.13.    Execution of Lease.    This Lease may be executed in counterparts and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument. Landlord's delivery of this Lease to Tenant shall not be deemed to be an offer to lease and shall not be binding upon either party until executed and delivered by both parties.

        Section 13.14.    Survival.    All representations and warranties of Landlord and Tenant shall survive the termination of this Lease.

ARTICLE FOURTEEN: BROKERS

        Section 14.01.    Broker's Fee.    When this Lease is signed by and delivered to both Landlord and Tenant, Landlord shall pay a real estate commission to Landlord's Broker named in Section 1.08 above, if any, as provided in the written agreement between Landlord and Landlord's Broker, or the sum stated in Section 1.09 above for services rendered to Landlord by Landlord's Broker in this transaction. Landlord shall pay Landlord's Broker a commission if Tenant exercises any option to extend the Lease Term or to buy the Property, or any similar option or right which Landlord may grant to Tenant, or if Landlord's Broker is the procuring cause of any other lease or sale entered into between Landlord and Tenant covering the Property. Such commission shall be the amount set forth in Landlord's Broker's commission schedule in effect as of the execution of this Lease. If a Tenant's Broker is named in Section 1.08 above, Landlord's Broker shall pay an appropriate portion of its commission to Tenant's Broker if so provided in any agreement between Landlord's Broker and Tenant's Broker. Nothing contained in this Lease shall impose any obligation on Landlord to pay a commission or fee to any party other than Landlord's Broker.

        Section 14.02.    Protection of Brokers.    If Landlord sells the Property, or assigns Landlord's interest in this Lease, the buyer or assignee shall, by accepting such conveyance of the Property or assignment of the Lease, be conclusively deemed to have agreed to make all payments to Landlord's Broker thereafter required of Landlord under this Article Fourteen. Landlord's Broker shall have the right to bring a legal action to enforce or declare rights under this provision. The prevailing party in such action shall be entitled to reasonable attorneys' fees to be paid by the losing party. Such attorneys' fees shall be fixed by the court in such action. This Paragraph is included in this Lease for the benefit of Landlord's Broker.

        Section 14.03.    Agency Disclosure; No Other Brokers.

        Landlord and Tenant each warrant that they have dealt with no other real estate broker(s) in connection with this transaction except: CB Commercial Real Estate Group, Inc. who represents the Landlord and  N/A  , who represents                        .

        In the event that CB Commercial represents both Landlord and Tenant, Landlord and Tenant hereby confirm that they were timely advised of the dual representation and that they consent to the same, and that they do not expect said broker to disclose to either of them the confidential information of the other party.

ARTICLE FIFTEEN: COMPLIANCE

        The parties hereto agree to comply with all applicable federal, state and local laws, regulations, codes, ordinances and administrative orders having jurisdiction over the parties, property or the subject matter of this agreement, including, but not limited to, the 1984 Civil Rights Act and all amendments thereto, the Foreign Investment in Real Property Tax Act, the Comprehensive Environmental Response Compensation and Liability Act, and The Americans With Disabilities Act.

        ADDITIONAL PROVISIONS MAY BE SET FORTH IN A RIDER OR RIDERS ATTACHED HERETO OR IN THE BALNK SPACE BELOW. IF NO ADDITIONAL PROVISIONS ARE INSERTED, PLEASE DRAW A LINE THROUGH THE SPACE BELOW.

        Landlord and Tenant have signed this Lease at the place and on the dates specified adjacent to their signatures below and have initialed all Riders which are attached to or incorporated by reference in this Lease.

"LANDLORD"
Signed on	August 9	, 19	93	VECTOR ASSOCIATES, A CALIFORNIA
at	Balboa Island, CA	LIMITED PARTNERSHIP
		By:	/s/ James E. "Ted" Munroe James E. ("Ted") Munroe
		Its:	General Partner
By:
Its:
"TENANT"
Signed on	August 2	,19	93	ARTECON, INC., A CALIFORNIA CORPORATION
at	Carlsbad, Ca
		By:	James L. Lambert
		Its:	President
		By:	/s/ [ILLEGIBLE]
		Its:	Secretary

        IN ANY REAL ESTATE TRANSACTION, IT IS RECOMMENDED THAT YOU CONSULT WITH A PROFESSIONAL, SUCH AS A CIVIL ENGINEER, INDUSTRIAL HYGIENIST OR OTHER PERSON WITH EXPERIENCE IN EVALUATING THE CONDITION OF THE PROPERTY, INCLUDING THE POSSIBLE PRESENCE OF ASBESTOS, HAZARDOUS MATERIALS AND UNDERGROUND STORAGE TANKS.

        THIS PRINTED FORM LEASE HAS BEEN DRAFTED BY LEGAL COUNSEL AT THE DIRECTION OF THE SOUTHERN CALIFORNIA CHAPTER OF THE SOCIETY OF INDUSTRIAL AND OFFICE REALTORS®, INC. NO REPRESENTATION OR RECOMMENDATION IS MADE BY THE SOUTHERN CALIFORNIA CHAPTER OF THE SOCIETY OF INDUSTRIAL AND OFFICE REALTORS®, INC., ITS LEGAL COUNSEL, THE REAL ESTATE BROKERS NAMED HEREIN, OR THEIR EMPLOYEES OR AGENTS AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT OR TAX CONSEQUENCES OF THIS LEASE OR OF THIS TRANSACTION. LANDLORD AND TENANT SHOULD RETAIN LEGAL COUNSEL TO ADVISE THEM ON SUCH MATTERS AND SHOULD RELY UPON THE ADVICE OF SUCH LEGAL COUNSEL.

        ADDENDUM TO STANDARD INDUSTRIAL LEASE—SINGLE-TENANT FACILITY DATED JULY 9, 1993, BY AND BETWEEN VECTOR ASSOCIATES, A LIMITED PARTNERSHIP, AS LANDLORD AND ARTECON, INC., A CALIFORNIA CORPORATION AS TENANT FOR THE SPACE LOCATED AT 6305 EL CAMINO REAL, CARLSBAD, CA 92009.

1.)
CONDITION OF PREMISES:

  Landlord will provide Tenant with approximately 20,250 square feet of office built as follows: reception area, nine (9) offices, two (2) additional conference rooms, kitchen/lunch room, restrooms for 150 people, open office area, entire office area will be re-carpeted, with balance being warehouse. All such office space and other improvements shall be constructed in substantial accordance with plans and specifications prepared by Group I Architects, dated 7/20/93, P-1, P-2, P-3. In addition to all improvements listed above, Landlord will paint interior and exterior of facility white, Tenant's yellow corporate accent stripe will be added, warehouse floor will be acid washed and then sealed, parking lot will be sealed and striped and landscaping upgraded. The Tenant Improvements are to be completed by December 24, 1993. Final space plan and costs to be approved by Landlord and Tenant.

2.
If Tenant Improvements are not completed by Landlord on or before December 24, 1993, then lease commencement shall be delayed until April 1, 1994 with no cost to Tenant and Tenant shall receive May 1994 of lease rent free.

JEM LANDLORD INITIALS	[ILLEGIBLE] TENANT'S INITIALS

[CB COMMERCIAL LOGO]	RIGHT OF FIRST OFFER LEASE RIDER CB COMMERCIAL REAL ESTATE GROUP, INC. BROKERAGE AND MANAGEMENT LICENSED REAL ESTATE BROKER

        This Rider is attached to and made part of that certain lease dated July 9, 1993 between VECTOR ASSOCIATES, A California Limited Partnership, as Landlord, and ARTECON, INC., a California corporation, as Tenant, covering the Property commonly known as 6305 El Camino Real, Carlsbad, CA 92009 (the "Lease"). The terms used in this Rider shall have the same definitions as set forth in the Lease. The provisions of this Rider shall prevail over any inconsistent or conflicting provisions of the Lease.

  Right of First Offer.

        Each time during the Lease Term, Landlord intends to offer the Property for sale to third parties or to accept an offer of a third party to purchase the Property, Landlord shall first give written notice to Tenant of the purchase price and other material terms upon which Landlord is willing to sell the Property which material terms shall be identical to the terms of Landlord's offer to any such third party ("Landlord's Sale Notice"). Landlord's Sale Notice shall constitute an offer to sell the Property to Tenant at the price and upon the terms and conditions contained in Landlord's Sale Notice. Tenant shall have ten (10) days after receipt of Landlord's Sale Notice in which to accept such offer. Tenant shall accept such offer, if at all, only by written notice to Landlord in which Tenant shall agree to purchase the Property from Landlord at the price and upon the terms and conditions contained in Landlord's Sale Notice. If Tenant accepts such offer within the ten (10) day period, Landlord and Tenant shall open an escrow, within five (5) days thereafter, for the purchase and sale of the Property. Tenant shall purchase the Property from Landlord through such escrow at the price and in accordance with the terms and conditions contained in Landlord's Sale Notice. If Tenant fails to give Landlord notice of Tenant's acceptance of the offer contained in Landlord's Sale of Notice within the fourteen (14) day period, then all rights of Tenant to purchase the Property under this Rider shall terminate and Landlord shall have no further obligation to notify Tenant of anu other proposed purchase or sale of the Property. Landlord shall thereafter have the unconditional right to sell the Property to third parties or to accept the offers from third parties to purchase the Property without further obligation to Tenant. The preceding Right of First Offer shall not apply to (a) sales or transfers among entities or persons related to Landlord, including, but not limited to: partners, if Landlord is a partnership; shareholders, if Landlord is a corporation; or family members of any individual Landlord or any such partner or shareholder; (b) any transfer or disposition by assignment, gift, devise, testamentary transfer, intestate successions; or (c) any transfer to a trust for the benefit of any heir at law of Landlord (or any heir at law of any partner or shareholder of Landlord) or for the benefit of Landlord.

[CB COMMERCIAL LOGO]	OPTION TO EXTEND TERM LEASE RIDER CB COMMERCIAL REAL ESTATE GROUP, INC. BROKERAGE AND MANAGEMENT LICENSED REAL ESTATE BROKER

        This Rider is attached to and made part of that certain Lease (the "Lease") dated July 9, 1993 between VECTOR ASSOCIATES, a California Limited Partnership, as Landlord, and ARTECON, INC., a California corporation, as Tenant, covering the Property commonly known as 6305 El Camino Real, Carlsbad, CA 92009 (the "Property"). The terms used herein shall have the same definitions as set forth in the Lease. The provisions of this Rider shall supersede any inconsistent or conflicting provisions of the Lease.

        A.    Option(s) to Extend Term.

          1.    Grant of Option.

        Landlord hereby grants to Tenant one (1) option(s) to extend the Lease Term for additional term(s) of three (3) years each (the "Extension(s)"), on the same terms and conditions as set forth in the Lease, but at an increased rent as set forth below. Each Option shall be exercised only by written notice delivered to Landlord at least One Hundred Eighty (180) days before the expiration of the Lease Term or the preceding Extension of the LeaseTerm, respectively. If Tenant fails to deliver Landlord written notice of exercise of an Option within the prescribed time period, such Option and any succeeding Options shall lapse, and there shall be no further right to extend the Lease Term. Each Option shall be exercisable by Tenant on the express conditions that (a) at the time of the exercise, Tenant shall not be in default under any of the provisions of the Lease beyond any applicable cure periods, and (b) Tenant has not been fifteen (15) or more days late in the payment of rent more than a total of three (3) times during the Lease Term and all preceding Extensions.

          2.    Personal Options.

        The Option(s) are personal to the Tenant named in Section 1.03 of the Lease or any Tenant's Affiliate described in Section 9.02 of the Lease. If Tenant subleases any portion of the Property or assigns or otherwise transfers any interest under the Lease to an entity other than a Tenant Affiliate prior to the exercise of an Option (whether with or without Landlord's consent), such Option and any succeeding Options shall lapse. If Tenant subleases any portion of the Property or assigns or otherwise transfers any interest of Tenant under the Lease in accordance with Article 9 of the Lease after the exercise of an Option and after the commencement of the Extension related to such Option, then the term of the Lease shall expire upon the expiration of the Extension during which such sublease or transfer occured and only the succeeding Options shall lapse.

2

        B.    Calculation of Rent.

        The Base Rent during the Extension(s) shall be determined by one or a combination of the following methods (INDICATE METHOD UPON EXECUTION OF THE LEASE):

☐	1.	Cost of Living Adjustment (Section B.1, below) Rental Adjustment Date(s): The first day of the 1st, 13th and 25th month(s) of the first Extension(s) of the Lease Term.
		whichever is greater
☐	2.
Fair Rental Value Adjustment (Section B.2, below) as determined by appraiser ☐    or broker ☐.
		Rental Adjustment Date(s): The first day of the 1st, 13th and 25th month(s) of the first Extension(s) of the Lease Term.
☐	3.	Fixed Adjustment The Base Rent shall be increased to the following amounts (the "Adjusted Base Rent(s)") on the dates (the "Rental Adjustment Date(s)") set forth below:
		Rental Adjustment Date(s)	Adjustment Base Rent(s)
			$
			$
			$
			$

          1.    Cost of Living Adjustment.

        The Base Rent shall be increased on the dates specified in Section B.1, above (the "Rental Adjustment Date(s)") by reference to the index defined in Section 3.02 of the Lease or the substitute index described in Paragraph 3.02(b) of the Lease, as follows: The Base Rent in effect immediately prior to the applicable Rental Adjustment Date (the "Comparison Base Rent") shall be increased by the percentage that the index has increased from the month in which the payment of the Comparison Base Rent commenced through the month in which the applicable Rental Adjustment Date occurs. In no event shall the Base Rent be reduced by reason of such computation.

          2.    Fair Rental Value Adjustment.

        The Base Rent shall be increased on the date(s) specified in Section B.2, above (the "Rental Adjustment Dates(s)") to the "fair rental value "of the Property, determined in the following manner:

        (a)  Not later than one hundred (100) days prior to any applicable Rental Adjustment Date, Landlord and Tenant shall meet in an effort to negotiate, in good faith, the fair rental value of the Property as of such Rental Adjustment Date. If Landlord and Tenant have not agreed upon the fair rental value of the Property at least ninety (90) days prior to the applicable Rental Adjustment Date, the fair rental value shall be determined by appraisal, by one or more appraisers or brokers (herein called "Appraiser(s)"), as provided in Section B.2(b), below. If Appraiser(s) are used, such appraiser(s) shall have at least five (5) years' experience in the appraisal of commercial industrial real property in the area in which the Property is located and shall be members of professional organizations such as MAI or equivalent. If broker(s) are used, such broker(s) shall have at least five (5) years' experience in the sales and leasing of commercial /industrial real property in the area in which the Property is located and shall be members of professional organizations such as the Society of Industrial and Office Realtors or equivalent.

        (b)  If Landlord and Tenant are not able to agree upon the fair rental value of the Property within the prescribed time period, then Landlord and Tenant shall attempt to agree in good faith upon a single Appraiser not later than seventy-five (75) days prior to the applicable Rental Adjustment Date.

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If Landlord and Tenant are unable to agree upon a single Appraiser within such time period, the Landlord and Tenant shall each appoint one Appraiser not later than sixty-five (65) days prior to the applicable Rental Adjustment Date. Within ten (10) days thereafter, the two (2) appointed Appraisers shall apoint a third (3rd) Appraiser. If either Landlord or Tenant fails to appoint its Appraiser within the prescribed time period, the single Appraiser appointed shall determine the fair rental value of the Property. If both parties fail to appoint Appraisers within the prescribed time periods, then the first Appraiser thereafter selected by a party shall determine the fair rental value of the Property. Each party shall bear the cost of its own Appraiser and the parties shall share equally the cost of the single or third Appraiser, if applicable.

        (c)  For the purposes of such appraisal, the term "fair market value" shall mean the price that a ready and willing tenant would pay, as of the applicable Rental Adjustment Date, as monthly rent to a ready and willing landlord of property comparable to the Property if such property were exposed for lease on the open market for a reasonable period of time and taking into account all of the purposes for which such property may be used. If a single Appraiser is chosen, then such Appraiser shall determine the fair rental value of the Property. Otherwise, the fair rental value of the Property shall be the arithmetic average of the two (2) of the three (3) appraisals which are closest in amount, and the third appraisal shall be disregarded. In no event, however, shall the Base Rent be reduced by reason of such computation. Landlord and Tenant shall instruct the Appraiser(s) to complete the determination of the fair rental value not later than thirty (30) days prior to the applicable Rental Adjustment Date. If the fair rental value is not determined prior to the applicable Rental Adjustment Date, then Tenant shall continue to pay to Landlord the Base Rent applicable to the Property immediately prior to such Extension, until the fair rental value is determined. When the fair rental value of the Proeperty is determined, Landlord shall deliver notice thereof to Tenant, and Tenant shall pay to Landlord, within ten (10) days after receipt of such notice, the difference between the Base Rent actually paid by Tenant to Landlord and the new Base Rent determined hereunder.

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EXHIBIT "B"

FLOOR PLAN
(To be attached)

SUBJECT
PROPERTY

[GRAPHIC]

[SEAL]

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VECTOR ASSOCIATES LLC
VECTOR ASSOCIATES LLC
EXTENSION OF LEASE TERM ADDENDUM
EXTENSION OF LEASE TERM ADDENDUM
EXHIBIT "B" FLOOR PLAN (To be attached)